EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com

RELIANCE STEEL & ALUMINUM CO.
SIGNS AGREEMENT TO ACQUIRE CHAPEL STEEL CORP.

     Los Angeles, CA — June 1, 2005 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has reached an agreement to acquire Chapel Steel Corp., headquartered in Spring House (Philadelphia), Pennsylvania. The transaction is expected to be finalized within 60 days, subject to the successful completion of due diligence and regulatory approvals. Terms were not disclosed. Chapel was founded in 1972 and is a privately held metals service center company that processes and distributes carbon and alloy steel plate products from five facilities in Pottstown (Philadelphia), PA; Bourbonnais (Chicago), IL; Houston, TX; Birmingham, AL; and Portland, OR. Chapel also warehouses and distributes its products in Cincinnati, OH and Hamilton, Ontario, Canada. Chapel’s net sales for the fiscal year ended December 31, 2004 were approximately $273 million. Chapel services the construction, defense, heavy equipment, shipbuilding, energy and other industries.

     Reliance’s Chief Executive Officer, David H. Hannah, said, “Chapel is a well-run and growing company that adds to both our product offerings and our geographic coverage across the country. We are very excited about the future potential of this new addition to the Reliance family.”

     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 30 states and Belgium, France and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.

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     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2005 Forbes Platinum 400 List of America’s Best Big Companies and was also named as one of “America’s Most Admired Companies” listed in the diversified wholesaler’s category in the March 7, 2005 issue of Fortune.

     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

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